UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2017

GENEREX BIOTECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

10102 USA Today Way, Miramar, Florida	L7L 6A3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02. Termination of a Material Definitive Agreement

The August 24, 2017 letter of intent (“LOI”) between Generex Biotechnology Corporation (the “Company” or “Generex”) and Core-Tech Solutions, Inc. (“Core-Tech”) contemplating the Company’s acquisition of a controlling interest in the outstanding capital stock of Core-Tech has been terminated.

As part of its due diligence investigations in respect of Core-Tech, Generex conducted in-depth evaluations of Core-Tech’s business, including commercialization contracts with two pharmaceutical companies. Generex concluded that Core-Tech offers significant upside potential: the Core-Tech facilities are GMP compliant; its management has deep technical and operational expertise; the patented technology is robust for combination drug patch delivery systems and anti-diversion systems for opioids. However, the aforementioned pharmaceutical companies revealed that, due to re-evaluated priorities arising from their internal situations and not Core-Tech’s technologies, they will not be proceeding with three contract development programs in the Core-Tech pipeline. The resultant modifications to cash-flow projections and requisite cash support from Generex for product development necessitate a re-examination of the Core-Tech valuation. The parties discussed a restructuring of the LOI, but decided to discontinue discussions for now with a view to revisiting the transactions contemplated by the LOI at a later date. On December 8, 2017, Core-Tech confirmed formal termination of the LOI.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: December 15, 2017	/s/ Mark A. Fletcher
Mark A. Fletcher Executive Vice President and General Counsel

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